Exhibit 10.1

BELLICUM PHARMACEUTICALS, INC.
CONSULTING AGREEMENT
This CONSULTING AGREEMENT (“Agreement”), dated effective as of May 18, 2016 (“Effective Date”) is by and between Bellicum Pharmaceuticals, Inc. a Delaware corporation (the “Company”), having an office at 2130 West Holcombe Boulevard, Suite 800, Houston, Texas 77030 (the “Company Premises”) and Kevin M. Slawin, M.D. (the “Advisor”). (The Company and Advisor are referred to individually as a “Party” and collectively as the “Parties”).
WHEREAS, Advisor is currently providing employment services to the Company pursuant to an Employment Agreement with the Company dated April 6, 2015 (the “Employment Agreement”), and the Company and Advisor desire to provide for the terms and conditions of Advisor’s continued engagement with the Company; and
WHEREAS, the Company and Advisor desire to enter into this Agreement to memorialize the terms and conditions of Advisor’s continued services to the Company.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:
1.Termination of Employment Services. The Term (as defined in the Employment Agreement) of the Employment Agreement shall be extended until December 31, 2016 (the “Employment Termination Date”). Upon the Employment Termination Date, unless Advisor’s employment is terminated sooner pursuant to the terms of Section 6 of the Employment Agreement, Advisor’s employment will automatically expire and terminate. During the Term, Advisor’s employment with the Company shall continue pursuant to all of the terms and conditions of the Employment Agreement, except that Advisor’s duties during the Term shall be updated as set forth on EXHIBIT A.
Advisor and the Company agree that this Agreement, and the termination of Advisor’s employment and transition to a consultant as provided for herein, shall not constitute an Involuntary Termination, Cause for termination or Good Reason (as such terms are defined in the Employment Agreement) for Advisor to terminate employment under the Employment Agreement or otherwise entitle Advisor to severance benefits under the Employment Agreement or any other agreement between the Company and Advisor. If Advisor’s employment with the Company terminates sooner than the Employment Termination Date, for any reason, Advisor shall not be engaged by the Company to provide the Consulting Services (as defined below) and this Agreement shall become immediately null and void.
2.    Commencement of Consulting Services. Provided that Advisor remains employed with the Company through the Employment Termination Date, on January 1, 2017, Advisor shall become an independent contractor to the Company and shall provide the Consulting Services to the Company pursuant to the remaining provisions of this Agreement, for a term of six (6) months ending on June 30, 2017, or until such earlier date if Advisor’s

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Exhibit 10.1

Consulting Services are terminated by either the Company or Advisor pursuant to the terms of Section 6 herein (the “Consulting Term”).
3. Nature of Consulting Services. During the Consulting Term, Advisor shall serve as a Special Advisor to the Science Committee (the “Science Committee”) of the Company’s Board of Directors (the “Board”), undertaking special projects from time to time as requested by the Chair of the Science Committee, consistent with the charter of the Science Committee, and as further described on EXHIBIT B (the “Consulting Services”). Additionally, during the Consulting Term, Advisor agrees to serve on the Science Committee, if requested by the Board, and shall continue as a member of the Board, subject to election by the stockholders of the Company and in accordance with the Bylaws of the Company.
The Chair of the Science Committee may from time to time submit a written request to Advisor for projects within the parameters of the Consulting Services. Subject to the terms of this Agreement, Advisor will provide the services set forth in each such written request accepted by Advisor (the “Project(s)”). The manner and means that Advisor chooses to complete the Projects are in Advisor’s sole discretion and control. Advisor shall perform the services necessary to complete the Projects in a timely and professional manner consistent with industry standards and at a location, place and time that Advisor deems appropriate. In completing the Projects, Advisor agrees to provide his own equipment, tools, and other materials at his own expense; however, the Company will make its facilities and equipment available to Advisor when necessary. The Chair of the Science Committee retains the right to unilaterally modify, amend or change a written request for a Project at any time. During the Consulting Term, the Company shall provide Advisor with an office space at the Company Premises to conduct the Consulting Services.
Advisor’s relationship with Company during the Consulting Term will be that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship between Company and Advisor. During the Consulting Term Advisor (a) is not the agent of Company; (b) is not authorized to make any representation, contract, or commitment on behalf of Company without the express written approval of the Company’s Chief Executive Officer; (c) will not be entitled to any of the benefits that Company makes available to its employees, such as group insurance, profit-sharing or retirement benefits (and waives the right to receive any such benefits, except for Advisor’s eligibility for the 2016 Bonus (as defined in Section 4 below) and stock options described in Section 4 below and COBRA benefits described in Section 5 below (the “Employment-Related Benefits”)); and (d) will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Advisor’s receipt of Consulting Fees under this Agreement. If applicable, Company will report Consulting Fees paid to Advisor by filing Form 1099‑MISC with the Internal Revenue Service, as required by law. Advisor agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, as such laws relate to payment of taxes, social security, disability, and other contributions based on fees paid to Advisor under this Agreement. Except with respect to the Employment-Related Benefits or otherwise as required by applicable law, Company will not withhold or make payments for social security, unemployment insurance or disability insurance

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Exhibit 10.1

contributions, or obtain workers’ compensation insurance on Advisor’s behalf. Advisor hereby agrees to indemnify and defend Company against any and all such taxes or contributions, including penalties and interest. Advisor agrees to provide proof of payment of appropriate taxes on any Consulting Fees paid to Advisor under this Agreement upon reasonable request of Company.
4. Compensation for Consulting Services. During the Consulting Term, Company will pay Advisor a fee of $25,000 per month for the Consulting Services (the “Consulting Fee”). The Consulting Fee shall be payable in equal bi‑monthly installments. Advisor shall also be reimbursed by the Company for documented expenses incurred by Advisor in accordance with Company policy, subject to approval by the Chair of the Science Committee, of expenses related to Advisor’s participation in external meetings and conferences.
Advisor shall remain eligible to receive the Annual Performance Bonus (as defined in the Employment Agreement) relating to the 2016 calendar year, based on achievement of the performance goals established for such year as determined by the Board or its Compensation Committee (the “2016 Bonus”), notwithstanding the fact that Advisor’s employment terminated on December 31, 2016 under this Agreement.
For the avoidance of doubt, Advisor’s Consulting Services shall constitute “continuous service” for purposes of the vesting of the stock options previously granted to Advisor to purchase shares of the Company’s common stock that are outstanding and unexercised as of the Employment Termination Date, and accordingly, such options shall continue to vest and otherwise remain subject to their terms and conditions through the Consulting Term.
5. Benefits. Advisor will receive no Company-sponsored benefits during the Consulting Term; provided, however, that in consideration of Advisor’s prior services as an employee, if, upon the Employment Termination Date, Advisor is eligible for and timely elects to continue the health insurance coverage under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 or the state equivalent (“COBRA”) following the Employment Termination Date, the Company will pay, towards the COBRA group health insurance premiums for Advisor and Advisor’s eligible dependents, the same proportion of such insurance premiums that the Company paid on behalf of Advisor and Advisor’s eligible dependents for such group health plans immediately prior to the Employment Termination Date (the “COBRA Payment”) until the earliest of (A) the end of the Consulting Term, (B) June 30, 2017, or (C) the expiration of Advisor’s eligibility for the continuation coverage under COBRA (the “COBRA Period”). For purposes of this Section 5, references to COBRA premiums shall not include any amounts payable by Advisor under a Section 125 health care reimbursement plan under the Internal Revenue Code of 1986, as amended and the treasury regulations thereunder. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA Payment without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Advisor elects continued health coverage under COBRA, and in lieu of providing the COBRA Payment, the Company will instead pay Advisor on the last day of each remaining month of the COBRA Period, a fully taxable cash payment in an amount equal to 150% of the COBRA Payment for that month, subject to applicable tax withholdings (such amount, the “Health Care Benefit

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Exhibit 10.1

Payment”). The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA Payment would otherwise have been paid, and shall be paid until the earlier of (i) expiration of the COBRA Period or (ii) the date Advisor voluntarily enrolls in a health insurance plan offered by another employer or entity.
6. Termination.
(a) Advisor may terminate this Agreement upon fifteen (15) days’ prior written notice to the Company. The Company will pay Advisor only those fees and expenses related to services requested by the Chair of the Science Committee and actually performed during such notice period. This Agreement and the Consulting Term shall terminate immediately upon Advisor’s death or permanent disability, as determined by the Board.
(b) Either the Company or Advisor may terminate the Consulting Term and this Agreement immediately in the event that the other Party has materially breached this Agreement and fails to cure such breach within five (5) business days of receipt of notice by the non-breaching Party, setting forth in reasonable detail the nature of the breach. The Company may also terminate this Agreement immediately in its sole discretion in the event of Advisor’s material breach of the Continuing Provisions. If the Company terminates this Agreement pursuant to this Section 6(b) during the Consulting Term, the Company will pay Advisor only the monthly Consulting Fees and approved expenses accrued through the effective date of termination. If Advisor terminates this Agreement pursuant to this Section 6(b) during the Consulting Term, subject to Advisor signing and not revoking a general release of legal claims in a form provided by the Company, the Company shall continue to pay Advisor the monthly Consulting Fee through June 30, 2017 and shall pay approved expenses accrued through the date of termination.
7. Continuing Obligations under Employment Agreement; Ownership of Work Product.
(a) The provisions of Section 8 (Confidential Information), Section 9 (Non‑Competition; Non-Solicitation; etc.), Section 10 (Injunction), Section 11 (Inventions), and Section 12 (Disputes) of the Employment Agreement shall continue to apply during the Consulting Term to the Consulting Services (such provisions, the “Continuing Provisions”) and Section 12 (Disputes) shall also apply to disputes relating to the Consulting Services. For the avoidance of doubt, the “Non-Compete Period” (as defined in the Employment Agreement) shall continue in full force and effect during the Consulting Term and for the twelve (12) months following the Employment Termination Date. Notwithstanding the Continuing Provisions, the Employment Agreement, or anything in this Agreement or otherwise, the Parties acknowledge that Advisor is also a member of the Board and a stockholder of the Company, and that as such, Advisor shall retain all rights and privileges commensurate with such positions, including maintaining the right to retain any and all information and documentation provided to Advisor in his capacity as a member of the Board (including Confidential Information, as defined in the Employment Agreement, received as a member of the Board) or a stockholder, subject to Advisor’s confidentiality and fiduciary obligations as a member of the Board or as a stockholder, as applicable.

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Exhibit 10.1

(b) Advisor hereby assigns to the Company all right, title and interest in and to any work product created or contributed by Advisor while providing the Consulting Services pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Advisor understands and agrees that Advisor has no right to use the Work Product except as necessary to perform the Consulting Services for the Science Committee. Advisor agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Advisor does not, for any reason, execute such documents within a reasonable time of the Company’s request, Advisor hereby irrevocably appoints the Company as Advisor’s attorney-in-fact for the purpose of executing such documents on Advisor’s behalf, which appointment is coupled with an interest. Advisor agrees not to incorporate any third party information or technology in any such Work Product, without the prior written consent of the Company.
8. Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one (1) business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the Parties at their respective addresses stated below. Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other Party in accordance with this Section 8, except that any such change of address notice shall not be effective unless and until received.
If to the Company:
2130 West Holcombe Boulevard
Suite 800
Houston, Texas 77030
Attention: Chairman of the Board of Directors
with a copy (which shall not constitute notice) to:
Cooley LLP
4401 Eastgate Mall
San Diego, California 92121
Attention: Julie Robinson
If to Advisor, to Advisor’s address on file with the Company.
With a copy (which shall not constitute notice) to:
Gary Eisenstat
Ogletree, Deakins, Nash, Smoak & Stewart, P.C.
8117 Preston Road, Suite 500
Dallas, Texas 75225

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Exhibit 10.1

9. Miscellaneous.
(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws.
(b) Entire Agreement/Amendments. This Agreement amends the Employment Agreement as provided in Section 1 of this Agreement. Except to the extent amended herein, the Employment Agreement shall continue pursuant to its terms during the Term (as defined in the Employment Agreement). Upon the Employment Termination Date, this Agreement and the Exhibits attached and instruments contemplated herein contain the entire understanding of the Parties with respect to the service of Advisor to the Science Committee from and after the Employment Termination Date and supersede any prior agreements or promises between the Company and Advisor, except that, as set forth in this Agreement, the Continuing Provisions shall survive and continue to apply as set forth in Section 7 above and any outstanding stock option or other equity award agreement previously entered into between Executive and the Company shall continue pursuant to its terms. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties.
(c) No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver under this Agreement must be in writing and signed by Advisor and an authorized officer of the Company.
(d) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and Advisor and their respective successors, assigns, executors and administrators. This Agreement shall not be assignable by Advisor.
(e) Representation. Advisor represents that Advisor’s services under this Agreement and the performance of his obligations under this Agreement do not, and shall not, breach any agreement, including, but not limited to, any agreement that obligates him to (1) keep in confidence any trade secrets or confidential or proprietary information of his own or of any other party, (2) notify or consult with any other Party or (3) refrain from competing, directly or indirectly, with the business of any other party. Advisor shall not disclose to the Company or use any trade secrets or confidential or proprietary information of any other party.
(f) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the Parties.
(g) Survivorship. Subject to the Terms of this Agreement, the respective rights and obligations of the Parties under this Agreement, including without limitation those

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Exhibit 10.1

set forth in Section 7 hereof, shall survive the termination of Advisor’s employment services, and any termination of Advisor’s Consulting Services and the Consulting Term to the extent necessary to the agreed preservation of such rights and obligations.
(h) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
(i) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
Signature Page Follows

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Exhibit 10.1

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.
By: Bellicum Pharmaceuticals, Inc.

By:    /s/ Thomas J. Farrell
    Name: Thomas J. Farrell
    Title: President and Chief Executive Officer

/s/ Kevin M. Salwin, M.D.
Name: Kevin M. Slawin, M.D.

Signature Page to Agreement

Exhibit 10.1

EXHIBIT A
The principal role of the Advisor, as Chief Technology Officer of the Company (the “CTO”) for the duration of the Term, is to work with the Science Committee (the “Science Committee”) of the Board of Directors of the Company (the “Board”) and its integration into the strategic and Board-level processes of the Company, including:

•
Establish a regular schedule of Science Committee meetings and work with the Science Committee chairman and senior management to identify and prioritize key agenda items and ensure follow-up and closure.

•
Interface with the Finance Committee with respect to technical and scientific evaluations of third-party assets and capabilities, in an appropriately comprehensive and timely manner. In this capacity, participate in an internal deal committee and, as requested by the Company’s Chief Executive Officer (the “CEO”) or Senior Vice President Business Development, in business development activities of the Company.

•
Undertake special projects as identified in consultation with the CEO and/or the Science Committee, related to emerging science and technology issues and trends which are relevant to the Company and in alignment with the Company’s strategy and on areas that are important to the success of the Company’s R&D activities. In this capacity, participate in relevant external scientific and clinical meetings and conferences.

•	Interface with the R&D leadership and participate in activities and meetings as requested by the Company’s Chief Scientific Officer.
The CTO will also continue to serve as a full member of the Company’s Executive Committee, Product Steering Committee and Collaboration Committee; as an observer on the Company’s Scientific Advisory Board and Clinical Advisory Board; and as a full member of the Science Committee. The CEO and CTO will meet on a regular basis, and will work together to ensure that internal resources, including personnel, are assigned to participate in special projects as needed.

EXHIBIT A

Exhibit 10.1

EXHIBIT B

•
Identify and evaluate emerging science and technology issues and trends which are relevant to the Company and in alignment with the Company’s strategy and on areas that are important to the success of the Company’s R&D activities; in this capacity, participate and report back to the Chair of the Science Committee as an advisor in relevant external scientific and clinical meetings and conferences.

•
Review the Company’s preclinical and clinical pipelines, and assess the quality and competitiveness of the Company’s R&D programs and technology initiatives from a scientific perspective, including associated risk profile; in this capacity, continue to participate as an observer and advisor in meetings of the Company’s Product Steering Committee, Scientific Advisory Board and Clinical Advisory Board or other meetings as requested by the Chair of the Science Committee or the Company’s Chief Executive Officer (“CEO”) or Chief Science Officer.

•
For any major external investments in R&D that require approval of the Company’s Board of Directors, assess those opportunities on the scientific/technical/medical merit of the opportunity; in this capacity, continue to participate, as requested by the Chair of the Science Committee or CEO or the Company’s Senior Vice President Business Development as an advisor in critical meetings between members of management and prospective external parties.

24808261.1
130415005 v11

EXHIBIT B